Exhibit 99.1

Company Press Release

Thursday October 28, 2004

Advant-e Corporation Announces Third Quarter 2004 Results

Company Reports 21% Increase in Revenue over 2003; Fifth consecutive profitable quarter

DAYTON, Ohio, October 28, 2004 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending September 30, 2004.

For the third quarter of 2004 the Company reported revenues of $920,038, a 21% increase over revenues of $759,865 in the third quarter of 2003. The increase in revenue was the result of continued growth and market acceptance of the Company’s internet-based electronic commerce subscription services.

Net income for the quarter was $120,628, or $.02 per share, compared to $108,142, or $.02 per share for the same period in 2003. The third quarter of 2004 marks the fifth consecutive profitable quarter for Advant-e Corporation.

For the nine months ending September 30, 2004 the Company reported revenues of $2,610,655, a 23% increase over revenues of $2,124,351 in the same period in 2003. Net income for the period in 2004 was $342,212, or $.05 per share, compared to $32,339, or $.01 per share in the 2003 period.

Jason K. Wadzinski, President and CEO of Advant-e, stated, “I am pleased to report that we have achieved 22% pre-tax profitability and record revenues in the third quarter of 2004. Financially, we are stronger than we have ever been due to the fact that we are debt free and are adding to our cash balance. Our efforts to expand our solutions outside of the retail supply chain market are beginning to gain traction. I believe that our recurring revenue model, the exceptional value proposition we offer our targeted customers, and the recent promotion of Mike Bevis to President of Edict Systems will lead to continued growth for our company.”

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based “vortals” including www.GroceryEC.com, www.RetailEC.com, www.CPGSupplier.com, www.LogisticsEC.com, and www.MfgEC.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications via its FORMULA_ONE® translation software and Bar Code Label Modules. Additional information about Advant-e Corporation can be found at www.Advant-e.com and

www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$920,038	759,865	2,610,655	2,124,351
Cost of revenue	309,224	268,342	913,705	877,506

Gross margin	610,814	491,523	1,696,950	1,246,845
Marketing, general and administrative expenses	408,186	322,893	1,122,158	1,055,711

Operating income	202,628	168,630	574,792	191,134
Interest	—	33,003	2,180	139,365

Income before taxes	202,628	135,627	572,612	51,769
Income taxes	82,000	27,485	230,400	19,430

Net income	$120,628	108,142	342,212	32,339

Basic earnings per common share	$0.02	0.02	0.05	0.01

Diluted earnings per common share	$0.02	0.02	0.05	0.01

Weighted average common shares outstanding	6,244,917	5,661,002	6,244,917	5,661,002

Weighted average common shares outstanding, assuming dilution	6,634,107	5,908,532	6,628,571	5,745,797

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	September 30, 2004	December 31, 2003
Assets

Current Assets
Cash and cash equivalents	$698,556	216,448
Accounts receivable, net	245,310	215,895
Prepaid expenses and deposit	23,026	16,187
Deferred income taxes	57,000	266,400

Total current assets	1,023,892	714,930

Software development costs, net	347,439	481,678
Property and equipment, net	282,646	168,687

Total assets	$1,653,977	$1,365,295

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$32,396	72,172
Accrued salaries and other expenses	130,588	71,867
Deferred revenue	107,760	90,931
Notes payable	—	94,965

Total current liabilities	270,744	329,935

Long-term liabilities
Deferred income taxes	177,000	156,000

Total liabilities	447,744	485,935

Shareholders’ equity
Common stock, $.001 par value; 20,000,000 shares authorized; 6,244,917 outstanding	6,245	6,245
Paid-in capital	1,476,088	1,491,427
Accumulated deficit	(276,100)	(618,312)

Total shareholders’ equity	1,206,233	879,360

Total liabilities and shareholders’ equity	$1,653,977	1,365,295

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities
Net income	$342,212	32,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57,238	36,660
Amortization of software development costs	250,828	214,942
Deferred income taxes	230,400	19,430
Amortization of note discount resulting from valuation of warrants and beneficial conversion features	—	45,379
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(29,415)	(37,200)
Prepaid expenses	(6,839)	26,455
Accounts payable	(39,776)	(98,357)
Accrued salaries, interest and other expenses	58,721	(164)
Deferred revenue	16,829	20,343

Net cash provided by operating activities	880,198	259,827

Cash flows from investing activities
Purchases of equipment	(171,197)	(28,181)
Software development costs	(116,589)	(110,757)

Net cash used in investing activities	(287,786)	(138,938)

Cash flows from financing activities
Payments on notes	(94,965)	(35,373)
Payments of direct costs of securities registration	(15,339)	—

Net cash used in financing activities	(110,304)	(35,373)

Net increase in cash and cash equivalents	482,108	85,516

Cash and cash equivalents, beginning of period	216,448	98,740

Cash and cash equivalents, end of period	$698,556	184,256

Supplemental disclosures of cash flow information Interest paid	$3,014	137,804

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.